EXHIBIT 99.1




EGLOBE, INC.                                                        NEWS RELEASE



FOR IMMEDIATE RELEASE                            TRADING SYMBOL:            EGLO
DATE:  DECEMBER 1, 1999                          STOCK EXCHANGE:          NASDAQ



COMPANY CONTACT:                                  AGENCY CONTACTS:
Allen Mandel                                      John Heilshorn/Kris Otridge
Senior VP Corporate Affairs                       Lippert/Heilshorn & Associates
(800) 688-0092                                    (212) 838-3777/(415) 433-3777
                                                  john@lhai.com;kris@lhai-sf.com
                                                  ------------------------------

                               EGLOBE ACQUIRES CIT

              - Adding Key Internet and eCommerce Technologies and
                       Strengthening Outsource Services -

WASHINGTON, D.C., December 1, 1999, eGlobe, Inc. (NASDAQ:EGLO) today announced that it acquired Coast International Telecom, Inc. ("CIT"). CIT, a small, privately held Kansas City firm, has developed innovative Internet products and services which eGlobe management believes will strengthen the eGlobe offerings in the telephone portal and unified messaging area, as well as adding to its customer support capabilities in providing services on an outsource basis to telephone companies and ISPs around the world, and providing eGlobe with its first paying customers in eCommerce.

CIT, through its wholly owned subsidiary Interactive Media Works ("IMW"), has just begun offering an interactive response system which interfaces seamlessly with traditional voice telephone, with Voice over IP, and with data access from the Internet and the World Wide Web - this kind of dual telephone and Internet response platform is valuable in eCommerce and in a variety of services that bridge the gap between the telephone and Internet. IMW initiated a hybrid service using two platforms, one for voice and one for the Internet, a year ago, and has had success in selling that service to firms in the advertising, promotional and marketing industries in a few markets in the U.S. The new, integrated platform will substantially enhance IMW's capabilities. eGlobe management anticipates that it will be able to offer this service on a global basis to and through its existing customer base and that it will be able to greatly expand market coverage in the United States.

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EGLOBE, INC.
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CIT has also begun providing  Internet services through out the Midwest over the last two years, both as an ISP to business customers and as a supplier of technical support and help desk services to other ISPs.

CIT began as a resale provider of long distance services to business, primarily in Kansas and Missouri, but almost 40% of its 1999 revenue will be derived from its new IMW and Internet services. CIT anticipates 1999 revenues in excess of $12 million with positive EBITDA - CIT has been profitable over the last several years but the costs of acquiring and developing its new Internet and eCommerce related businesses eroded bottom line profits over the last eighteen months. The continued growth of the IMW and Internet businesses should result in strong positive EBITDA for CIT in 2000.

The acquisition of CIT, accounted for as a purchase, is valued at approximately $12.6 million, with the issuance of 882,856 shares of common stock and convertible preferred stock which is convertible into a maximum of 3,220,000 shares of common stock at a conversion price of $5 per share.

"eGlobe welcomes CIT and its team to our growing company," commented Christopher Vizas, Chairman and Chief Executive of eGlobe. "CIT provides another important set of technologies and outsource services for our ISP and telephone company customers. Equally important, its existing business customer base offers an opportunity for the early launch of new enhanced services in a controlled environment."

Bijan Moaveni, founder and CEO of CIT, will become Chief Operating Officer of eGlobe. Details of that appointment are included in a separate announcement to be released today.

ABOUT EGLOBE, INC.

eGlobe is a leading supplier of global telecommunications and information services, including Voice over IP, Telephone Portal and Unified Messaging Services, other international Internet and inter-networking services, and calling card services, along with related validation, billing and payment systems. eGlobe operates in partnership with telephone companies and ISPs around the world. Through its World Direct network, eGlobe originates traffic in 90 territories and countries and terminates anywhere in the world. eGlobe provides its services principally to large national telecommunications companies, to ISPs and Portals, and to financial institutions.

Certain statements in this news release are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties

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EGLOBE, INC.
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and other factors that may cause the Company's  actual  results,  performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward looking statement. Factors that impact such forward looking statements include, among others, the ability of the
Company  to  attract  additional  business,   the  ability  of  the  Company  to
successfully integrate acquisitions and mergers, complete software development and offer new products, changes in expectations regarding restructurings,
including  tax  liabilities  and  reductions  in  cost,   possible   changes  in
collections of accounts receivable, risks of competition, price and margin trends, changes in worldwide general economic conditions, changes in interest rates, currency rates and worldwide competition.


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